Exhibit 10.32.1

OPTION AGREEMENT

AN OPTION AGREEMENT entered into on this 18 day of September, 2006, by and between Dean Lietz and Beth Lietz, husband and wife, (hereinafter referred to as “Optionor”) and AG PARTNERS, L.L.C., an Iowa limited liability company, (hereinafter referred to as “Optionee”).

WHEREAS, the Optionor is the owner of certain real estate described in Exhibit “A” attached hereto; and

WHEREAS, the Optionee is desirous of purchasing the above-described real estate.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this instrument and for other valuable consideration, the parties hereto agree as follows:

1.	Optionor hereby grants to the Optionee an Option to purchase all or a part of the real estate hereinabove described under all of the terms and conditions set out under this Option Agreement.
2.

As consideration for this Option, the Optionee herewith pays to Optionor the amount of five thousand dollars ($5000.00). If this Option is exercised, this amount shall be paid on top of the Purchase Price described below. If this Option is not exercised, then the amount referenced in this Section shall be retained by the Optionor.

3.

The purchase price for the real estate described in this Option Agreement shall be the sum of seven thousand dollars ($7000.00) per acre. It is understood that Optionee will purchase all of the acres located in the real estate described in Exhibit “A.” Said purchase price shall be paid as follows:

(a)	The balance of the purchase price to be paid at closing.
4.

The Optionee shall have the right to purchase the property as described above on or before six (6) months from date of this agreement. The closing date on the exercise of the Option shall be within ninety (90) days from the date of the exercise of this Option, except that the closing may be extended upon the request of Optionor up to six (6) months; however, during said six (6)-month period, the Optionee shall have full and complete access and use of the subject real estate.

(a)

The Optionee shall have the right to extend the option period by six (6) months. If Optionee elects to do so, the Optionee shall notice the Optionor in accordance with paragraph 5 below. If exercised, the Optionee and Optionor shall have the same rights as set forth at paragraph 4 above.

5.	Optionee shall exercise this Option by providing to the Optionor a written notice of this exercise, delivered in person to the Optionor or when sent addressed to 155

580th Street, Alta, Iowa 51002, postage prepaid, by certified mail, return receipt requested by the United States mail and so deposited in a United States mail box. The date of mailing shall constitute the date of the Option, For notice to Optionor, a copy shall also be sent regular United States Postal Service first call mail to 155 580th Street, Alta, Iowa 51002.

6.

In the event that the Optionee elects to exercise the Option granted herein, the Optionor and the Optionee shall immediately proceed to prepare a Purchase Agreement, in the form attached hereto as Exhibit B, which Purchase Agreement shall contain the following items:

(a)	Proration of real estate taxes to the date of possession;
(b)	Closing to be scheduled within the ninety (90) day period described above unless said closing is extended by agreement of the Optionor and the Optionee,
(c)

Should Optionee purchase less than the entire optioned real estate, purchase agreement shall contain a representation surviving closing that Optionee shall control on surface water runoff by connecting to existing drainage tile on Optionor’s real property not purchased.

(d)	Optionee agrees that a livestock operation including the raising or processing of livestock will not be conducted on this property.
7.	This Option and all rights herein are assignable by Optionee before or after the exercise of this Option. If the Option is assigned, the Assignee shall perform all obligations of the Optionee.
8.

Upon execution of this Agreement, Optionor shall deliver to Optionee copies of any abstract, surveys and/or plat maps of the Real Property in its possession. If Optionee determines that a new or updated survey of the Real Property is needed, Optionee, at its sole cost, expense, and discretion, shall assume responsibility for obtaining such a survey. Optionor shall also deliver to Optionee a complete copy of any existing farm leases associated with the Real Property.

9.

Optionor hereby grants Optionee and its employees, engineers, consultants and agents during the option term unrestricted access to the Real Property for the purpose of conducting surveys, environmental testing including but not limited to Phase I environmental testing, soil borings, a Phase I cultural review, install test wells and conduct pump tests and all other site development investigation procedures in order to satisfy Optionee as to the general suitability of the Real Property for Optionee’s intended use. Optionee agrees to reimburse or pay Optionor or Optionor’s tenants (as directed by Optionor) the market value of crop if it becomes necessary for Optionee to remove any crop or as to any crop damage, tile damage or soil compaction damage which may occur as a result of Optionee’s presence on the Real Property pursuant to this paragraph 9. Reimbursement for input cost and lost profits will be calculated on a case-by-case basis. Optionee further agrees to cap off, cover and seal any test well opened or established, according to government investigation procedures in the event that this Option is not exercised. Optionee agrees to defend, indemnify and hold harmless Optionor from and against any and all losses, damages, claims, suits, liabilities, costs or expenses which Optionor may incur or sustain, including reasonable attorney fees, solely resulting from and to the extent of the negligent actions of Optionee, its employees, representatives and agents on the Real Property.

10.

This Option constitutes the entire agreement between the parties. No representations, warranties, or promises pertaining to this Option or any property affected by it have been made by, or shall be binding on, any of the parties, except as expressly stated in the Option Agreement. This Option Agreement may not be changed orally, but only by an agreement signed by the party against whom enforcement of any such change is sought.

11.	This Option Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, and assigns.
12.	This Option Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.
13.	This Option Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
14.

If the option is exercised, Optionee shall repay Optionor for any inputs, including all tillage work, put into the 2007 crop year. This reimbursement shall occur within twenty (20) days after Optionor presents Optionee with an accounting of the input costs.

15.	Time is of the essence for this Option Agreement.
16.

Confidentiality. The terms of this Agreement are confidential and, except as required by law, shall not be disclosed by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld; provided, however, that either Party may disclose the terms of this Agreement to its lenders, accountants, and/or legal counsel,

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement the day and year first above mentioned.

OPTIONOR:
By	/s/ Dean Lietz
Dean Leitz

By	/s/ Beth Lietz
Beth Leitz

OPTIONEE:

AG PARTNERS, L.L.C.

By	/s/ Troy Upah
Troy Upah, Manager

STATE OF IOWA	:
: ss.
COUNTY OF BUENA VISTA	:

On this 18 day of September, 2006, before me, the undersigned, a Notary Public in and for the State of Iowa, personally appeared Dean Lietz and Beth Lietz, husband and wife, to me known to be the persons named in and who executed the foregoing instrument, and acknowledged that they executed the same as their voluntary act and deed.

/s/ Gary W. Armstrong
Notary Public in and for said State

[notarial seal]

STATE OF IOWA	:
: ss.
COUNTY OF BUENA VISTA	:

On this 20th day of September, 2006, before me, the undersigned, a Notary Public in and for the State of Iowa personally appeared Troy Upah, to me personally known, who being by me duly sworn, did say that he is the Manager of Ag Partners, L.L.C., the limited liability company executing the within and foregoing instrument, that no seal has been procured by the limited liability company; that the instrument was signed on behalf of the limited liability company by authority of its Members; and that Troy Upah as Manager acknowledged the execution of the foregoing instrument to be the voluntary act and deed of the limited liability company, by it and by him voluntarily executed.

/s/ Mary A. Farrell
Notary Public in and for said State

[notarial seal]

EXHIBIT ‘A’

LIETZ/AG PARTNERS LLC OPTION AGREEMENT

All that part of the Northwest Quarter of the Northeast Quarter (NW1/4 NE1/4) and of the South Half of the Northeast Quarter S1/2 NE1/4) lying South of the Illinois Central Railroad right of way in Section Twenty (20), Township Ninety-one (91) North, Range Thirty-eight (38) West of the Fifth P.M., Buena Vista County, Iowa, except a parcel described as follows: Commencing at a point 432.4 feet North of the Southeast Corner of the Northeast Quarter (NE1/4) of Section 20, Township 91 North, Range 38 West of the 5th P.M., thence North 89°51’ West a distance of 1395.87 feet, thence due North a distance of 1083.73 feet to the South line of the Illinois Central Railroad right of way; thence South 58°21’ East along said South Railroad right of way line a distance of 1639.75 feet to the East line of said Northeast Quarter, thence due South a distance of 226.96 feet to the Point of Beginning. The primary parcel, less the exception of 21.0 acres, contains 68.56 acres.

EXHIBIT B

OFFER TO BUY REAL ESTATE AND ACCEPTANCE

TO: Seller,
1.	REAL ESTATE DESCRIPTION. Buyer offers to buy real estate in Buena Vista County, Iowa, described as follows:

With any easements and appurtenant servient estates, but subject to the following: (a) any zoning and other ordinances; (b) any covenants of record; (c) any easements of record for public utilities, roads and highways, designated the “Real Estate”.

2.	PRICE. The purchase price shall be __________________ payable at Storm Lake or Alta, Iowa, in full at Closing.
3.	REAL ESTATE TAXES. Seller shall pay real estate taxes prorated through the date of closing. Buyer shall pay all subsequent real estate taxes.
4.	SPECIAL ASSESSMENTS. Seller shall pay all special assessments which are a lien on the Real Estate as of the date of Closing.
5.

RISK OF LOSS. Risk of loss prior to Seller’s delivery of possession of the Real Estate to Buyers shall be as follows: All risk of loss shall remain with Seller until possession of the Real Estate is delivered to Buyer.

6.

CARE AND MAINTENANCE. The Real Estate shall be preserved in the Real Estate’s present condition and delivered as is at the time possession is delivered to Buyer. Buyer acknowledges that the residence is not habitable, and Seller makes no representations or warranties with respect to the residence.

7.

POSSESSION. If Buyer timely performs all obligations, possession of the Real Estate shall be delivered to Buyer on ____________, ____ with any adjustments of rent, insurance, and interest to be made as of the date of transfer of possession.

8.

FIXTURES. All property that integrally belongs to or is part of the Real Estate, whether attached or detached, shall be considered a part of the Real Estate and included in the sale except: _________________________________________.

9.	USE OF PURCHASE PRICE. At time of settlement, funds of the purchase price may be used to pay taxes and other liens and to acquire outstanding interests, if any, of others.
10.	ABSTRACT AND TITLE. Seller, at Seller’s expense, shall deliver to Buyer an abstract of title to the Real Estate continued through the date of the exercise of the

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option. The abstract shall become the property of the Buyer when the purchase price is paid in full.

11.

DEED. Upon payment of the purchase price, Seller shall convey the Real Estate to Buyers or their assignees, by Warranty Deed, free and clear of all liens, restrictions, and encumbrances except as provided in paragraphs 1(a) through 1(c). Any general warranties of title shall extend only to the time of acceptance of this offer, with special warranties as to acts of Seller continuing up to time of delivery of the deed.

12.

JOINT TENANCY IN PROCEEDS AND IN THE REAL ESTATE. If Seller, immediately preceding acceptance of this offer, hold title to the Real Estate in joint tenancy with full rights of survivorship, and the joint tenancy is not later destroyed by operation of law or by acts of the Seller, then the proceeds of this sale, and any continuing or recaptured rights of Sellers in the Real Estate, shall belong to Seller as Joint Tenants with Full Rights of Survivorship and not as tenants in common; and Buyers, in the event of the death of either Seller, agree to pay any balance of the price due Sellers under this contract to the surviving Seller and to accept a deed from the surviving Seller consistent with paragraph 11.

13.

JOINDER BY SELLER’S SPOUSE. Seller’s spouse, if not a titleholder immediately preceding acceptance of this offer, executes this contract only for the purpose of relinquishing all rights of dower, homestead and distributive shares or in compliance with Iowa Code Section 561.13 and agrees to execute the deed or real estate contract for this purpose.

14.	TIME IS OF THE ESSENCE. Time is of the essence in this contract.
15.	RELIES OF THE PARTIES.
(a)

If Buyer fails to timely perform this contract, Seller may forfeit this contract as provided in the Iowa Code, and all payments made shall be forfeited or, at Seller’s option, upon thirty days written notice of intention to accelerate the payment of the entire balance because of such failure (during which thirty days such failure is not corrected) Seller may declare the entire balance immediately due and payable. Thereafter this contract may be foreclosed in equity and the Court may appoint a receiver.

(b)	If Seller fails to timely perform this contract, Buyer has the right to have all payments made returned to them.
(c)

Buyer and Seller also are entitled to utilize any and all other remedies or actions at law or in equity available to them and shall be entitled to obtain judgment for costs and attorney fees as permitted by law.

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16.

STATEMENT AS TO LIENS. If Buyer intends to assume or take subject to a lien on the Real Estate, Seller shall furnish Buyer with a written statement, from the holder of such lien, showing the correct balance due and the terms.

17.	SUBSEQUENT CONTRACT. Any real estate contract executed in performance of this contract shall be on a form of the Iowa State Bar Association (or equivalent).
18.

APPROVAL OF COURT. If the sale of the Real Estate is subject to Court approval, the fiduciary shall promptly submit this contract for such approval. If this contract is not so approved, this contract shall be void.

19.	CONTRACT BINDING ON SUCCESSORS IN INTEREST. This contract shall apply to and bind the successors in interest of the parties.
20.	CONSTRUCTION. Words and phrases herein, including acknowledgment hereof, shall be construed as in the singular or plural number, and as masculine, feminine or neuter gender, according to the context.
21.	TIME FOR ACCEPTANCE. If this offer is not accepted by Seller on or before ______________, _____, this offer shall become void and all payments shall be repaid to the Buyer.

THIS OFFER IS ACCEPTED BY SELLER this ____ day of ________________, ____.	THIS OFFER IS MADE BY BUYER this ____ day of ____________, ____.
Buyer: AG Partners, L.L.C.